UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 19, 2007

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11512	04-2857552
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

27 Drydock Avenue, Boston, Massachusetts		02210-2377
(Address of Principal Executive Offices)		(Zip Code)

(617) 897-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

Note Purchase Agreement

On October 19, 2007, SatCon Technology Corporation (the “Company”) entered into a Note Purchase Agreement (the “Purchase Agreement”) with Rockport Capital Partners II, L.P. and NGP Energy Technology Partners, L.P. (collectively, the “Purchasers”). Pursuant to the Purchase Agreement, the Purchasers have agreed to purchase from the Company promissory notes (the “Notes”) that have an aggregate principal amount of up to $10,000,000 on the terms described below. The net proceeds from the sale of the Notes will be used primarily to retire the Company’s senior secured convertible notes (the “Existing Convertible Notes”) at 120% of the aggregate outstanding principal plus accrued and unpaid interest thereon. It is expected that the Company’s repurchase of the Existing Convertible Notes will occur on November 7, 2007.

The sale of the Notes may occur in two tranches. The first tranche may be for up to $750,000 in principal amount of Notes (the “Tranche 1 Notes”). The Tranche 1 Notes, if any, would be unsecured and subordinated to the Existing Convertible Notes in right of payment. The net proceeds from the sale of Tranche 1 Notes, if any, would be used for certain needs specified by the Company and agreed to by the Purchasers. The second tranche would be for the balance of the $10,000,000 aggregate principal amount of the Notes (the “Tranche 2 Notes”). The net proceeds from the sale of the Tranche 2 Notes would be used (i) first, for the purchase of the Existing Convertible Notes and (ii) second, for general corporate purposes. Immediately following the funding of the Tranche 2 Notes and the repurchase of the Existing Convertible Notes, in order to secure all of the Notes (including any Tranche 1 Notes), the Company and each of its domestic U.S. subsidiaries will grant the Purchasers a perfected lien on and security interest in all of their respective properties and assets, including the Company’s ownership interest in the capital stock of its subsidiaries. At such time, the Company’s subsidiaries will also guarantee the obligations under the Notes.

The Notes will bear interest at a rate of 17% per annum. All unpaid principal, together with accrued but unpaid interest, under the Notes will become due and payable on February 19, 2008. The Notes may not be prepaid without the consent of the Purchasers.

The Note Purchase Agreement contains certain covenants and restrictions, including, among others, that (for so long as the Notes are outstanding):

•                  effective immediately, each Purchaser be allowed one representative of its choice to attend all meetings of the Company’s Board of Directors (the “Board”) and all meetings of committees of the Board in a nonvoting capacity;

•                  the Company maintain at all times cash and cash equivalents, measured on a consolidated basis, of at least $1,000,000;

•                  neither the Company nor any of its subsidiaries incur any indebtedness or any liens on assets or property, in each case subject to certain limited exceptions;

•                  neither the Company nor any of its subsidiaries transfer any assets or property except in the ordinary course of business;

•                  neither the Company nor any of its subsidiaries consolidate or merge with or into any other person;

•                  the Board establish and maintain the existence of a special committee to initiate a search for a new Chief Executive Officer; and

•                  the Company offer the Purchasers the opportunity to participate in subsequent securities offerings by the Company (up to 50% of such offerings), subject to certain exceptions for, among other things, certain mergers, acquisitions or strategic alliances approved by the Board and certain underwritten public offerings.

Events of default under the Notes include, among others, payment defaults, cross-defaults, breaches of any representation or warranty, breaches of covenants that are not cured within the proper time periods (if any), judgment defaults in excess of $500,000 that remain undischarged for a period of time and certain bankruptcy-related events involving the Company or any subsidiary. Upon an event of default (other than bankruptcy-related events of default), the holders of a majority of the outstanding principal amount of the Notes may declare all amounts outstanding under the Notes immediately due and payable. Upon the occurrence of a bankruptcy-related event of default, all amounts outstanding under the Notes shall automatically become immediately due and payable. Following the second closing, if the Company cannot satisfy its obligations following an event of default, the Purchasers shall have the rights of secured creditors under the Uniform Commercial Code and take action against the collateral securing the Notes.

The above description is a summary of the material provisions of the Note Purchase Agreement, the Notes and the related agreements.  This summary is not complete and is qualified in its entirety by reference to the full text of the Note Purchase Agreement (including the exhibits thereto), which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review the Note Purchase Agreement (including the exhibits thereto) for a complete understanding of the terms and conditions associated with the Note Purchase Agreement, the Notes and the related agreements.

Term Sheet for Series C Preferred Stock and Warrant Financing

On October 19, 2007, the Company also executed a term sheet (the “Term Sheet”) with the Purchasers for a proposed equity financing (the “Proposed Equity Transaction”) of up to $25.0 million of Series C Convertible Preferred Stock to be designated by the Company (the “Series C Preferred Stock”) and Warrants to purchase the Company’s common stock (the “Warrants”), $10.0 million of which may be used to retire the Notes.

As currently contemplated by the Term Sheet, the Proposed Equity Transaction would occur in two tranches. The first tranche would be for approximately $10.0 million and the second tranche, which would be subject to stockholder approval, would be for approximately $15.0 million. The Series C Preferred Stock would be convertible into the Company’s common stock (the “Common Stock”) at an initial conversion price of $1.04 per share and would accrue a 5% annual dividend. In connection with the first closing, the Purchasers would receive Warrants to purchase approximately 15.3 million shares of Common Stock. In connection with the second closing, the Purchasers would receive Warrants to purchase approximately 4.4 million shares of Common Stock. All of the Warrants would have a seven-year term and an exercise price of $1.25 per share or, if higher, the closing price of the Common Stock immediately prior to signing definitive agreements, in which case the exercise price would be lowered to $1.25 per share upon obtaining stockholder approval for the second tranche.

Except as described below, the Term Sheet is non-binding. The Term Sheet is not an offer to purchase or sell securities, which will only occur if definitive documentation is entered into.

The material binding provisions of the Term Sheet are as follows:

•                  Alternative Transaction Fee. In the event that after the execution of the Term Sheet (i) the Company elects not to proceed with the Proposed Equity Transaction (including terminating any definitive purchase agreement relating to such transaction) for any reason, and (ii) the Company enters into an agreement with respect to any Alternative Transaction (as defined below) within nine months after the date of the Term Sheet, then, at the election of the Purchasers, either (A) the Company shall pay the Purchasers a fee equal to, at the Company’s option, either $2,000,000 if paid in shares of Common Stock or $1,500,000 if paid in cash (in either case, the “Alternative Transaction Fee”) or (B) the Company shall use its best efforts to provide the Purchasers with the opportunity to invest up to 50% of the funds to be received by the Company in such Alternative Transaction.

•                  Exclusivity. Until April 30, 2008 (unless certain conditions extending or shortening such period are met), the Company had agreed to negotiate exclusively with the Purchasers with respect to (i) any sale of equity or convertible securities of the Company, (ii) the sale of all or substantially all of the assets of the Company or (iii) any merger or consolidation of the Company (each, an “Alternative Transaction”), and has agreed that neither it nor its officers or directors will initiate, solicit, encourage, discuss, negotiate or accept any offers from any third party with respect to any Alternative Transaction.

The Proposed Equity Transaction is subject to the execution of definitive agreements, as well as customary closing conditions. In addition, the closing of the second tranche of the Proposed Equity Transaction will be subject to stockholder approval. If and when definitive agreements relating to the Proposed Equity Transaction are executed, the Company will file another Current Report on Form 8-K with the Securities and Exchange Commission, which filing will provide a complete description of the securities to be issued in the Proposed Equity Transaction.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above with respect to the Note Purchase Agreement and the transactions contemplated thereby is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Note Purchase Agreement, dated as of October 19, 2007, by and among the Company and the Purchasers.

Additional Information About the Proposed Equity Transaction and Where to Find It:

This report is not a proxy statement with respect to the Proposed Equity Transaction. The Company will file a proxy statement with respect to the Proposed Equity Transaction and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, WHICH WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED EQUITY TRANSACTION AND RELATED MATTERS, WHEN IT BECOMES AVAILABLE. The proxy statement and other documents which are filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made by the Company to SatCon Technology Corporation, 27 Drydock Avenue, Boston, Massachusetts 02210, Attention: Investor Relations.

The Company, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the Proposed Equity Transaction. Information about the directors and executive officers of the Company and their respective interests in the Proposed Equity Transaction will be set forth in the proxy statement that the Company will file with the SEC in connection with the Proposed Equity Transaction. Additional information regarding the Company’s directors and executive officers is also included in the Company’s proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2007. Such proxy statement is available free of charge at the SEC’s web site at www.sec.gov and from the Company by contacting it as described above.

Safe Harbor Statement

Statements made in this document that are not historical facts or which apply prospectively constitute forward-looking statements. These forward-looking statements may be identified by words such as “will,” “intends,” “believes,” “expects,” “plans,” “anticipates” and similar expressions and include, but are not limited to, the Company’s ability to execute definitive agreements with respect to the Proposed Equity Transaction, the Company’s ability to consummate both the debt financing and the Proposed Equity Transaction, the ability of the financings to help the Company achieve stability and success, the ability of the Company to meet the power demands in the alternative energy and distributed generation markets, the ability of the Company to execute on its strategic plan and the ability of the Company to use the proceeds to accelerate growth and for research and development. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations, including risks that the conditions to closing of the debt financing may not be satisfied, that the Term Sheet for the Proposed Equity Transaction is primarily non-binding and that the investors in the Proposed Equity Transaction may not consummate the transactions for any reason, risks that the holders of outstanding warrants may seek to put such warrants to the Company as a result of the Proposed Equity Transaction, and risks that the Company’s shareholders do not approve the second tranche of the Proposed Equity Transaction. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings (copies of which may be obtained at the SEC’s website at: http://www.sec.gov). Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in the Company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: October 25, 2007	By:	/s/ David E. O’Neil
David E. O’Neil
Vice President of Finance and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Note Purchase Agreement, dated as of October 19, 2007, by and among the Company and the Purchasers.